JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned, and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated: November 8, 2021

Dark Forest Capital Management LP

By: /s/ Michael DeAddio

Michael DeAddio, Chief Operating Officer

Dark Forest Global Equity Master Fund LP

By: /s/ Michael DeAddio

Michael DeAddio, Chief Operating Officer